Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-41329, 333-61625, 333-71329, 333-67964 and 333-135542) and Form S-8 (Nos. 333-36085, 333-55907, 333-48332, 33-97339, 333-117797, 333-133551, 333-137632, 333-139201 and 333-145905) and related Prospectuses of IndyMac Bancorp, Inc. of our reports dated February 28, 2008 with respect to the consolidated financial statements of IndyMac Bancorp, Inc., and the effectiveness of internal control over financial reporting of IndyMac Bancorp, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Los Angeles, California
February 28, 2008